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                                                                EXHIBIT 99(c)(1)




                      STAMFORD TOWERS LIMITED PARTNERSHIP
                            3 World Financial Center
                                   29th Floor
                               New York, NY 10285



                                        November 27, 1996


PERSONAL AND CONFIDENTIAL

Ira J. Gaines
Sunshine Wire & Cable Defined Benefit Plan
3116 East Shea Blvd.
Phoenix, Arizona  85028

Dear Mr. Gaines:

         The purpose of this letter is to set forth our understanding with regard to any proposed acquisition of outstanding units of limited partnership interests ("Units") of Stamford Towers Limited Partnership, a Delaware limited partnership (the "Partnership"), from holders of Units (each a "Unitholder" and collectively, the "Unitholders") by Sunshine Wire & Cable Defined Benefit Plan or any person who is its Affiliate (as defined below) or Michael L. Ashner or any of his Affiliates (collectively, "you").

         In response to your request and in consideration of the agreements set forth in this letter agreement, the Partnership agrees to provide you a current list of the names and addresses of the Unitholders along with the number of Units owned by each of them in a computer readable form reasonably requested by you. You agree that you may only use the list to acquire up to 30% (including Units acquired through all other means) of the Partnership's outstanding Units.

         You represent and warrant that on the date hereof you beneficially own one thousand (1,000) Units. You also agree that until the second anniversary of the date of this letter agreement, neither you nor any person who is your Affiliate (as defined under Rule 405 of the
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Ira J. Gaines
November 27, 1996
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Securities Act of 1933, as amended) will, without the prior written consent of the Partnership, which may be withheld for any reason, (i) in any manner including, without limitation, by tender offer (whether or not pursuant to a filing made with the Securities and Exchange Commission), acquire, attempt to acquire or make a proposal to acquire, directly or indirectly, more than 30% (including Units acquired through all other means) of the outstanding Units of the Partnership from any Unitholder, Unitholders or otherwise, (ii) seek or propose to enter into, directly or indirectly, any merger, consolidation, business combination, sale or acquisition of assets, liquidation, dissolution or other similar transaction involving the Partnership, (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" or "consents" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any person with respect to the voting of any voting securities of the Partnership (iv) form, join or otherwise participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with respect to any voting securities of the Partnership, (v) disclose to any third party any intention, plan or arrangement inconsistent with the terms of this letter agreement or (vi) loan money to, advise, assist or encourage any person in connection with any action inconsistent with the terms of this letter agreement.

         You also agree that until the second anniversary of the date of this letter agreement you shall not make any proposal or request, directly or indirectly, to amend, waive or terminate any provision of this letter agreement (including this sentence). In addition, you agree that you will notify the Partnership at least seven days before initiating any communication with Unitholders and provide a copy of such communication (if written) with such notice.
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Ira J. Gaines
November 27, 1996
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         If at any time during such two-year period you are approached by any third party concerning participation in any transaction involving the assets, businesses or securities of the Partnership or involving any action inconsistent with the terms of this letter agreement, you will promptly inform the Partnership of the nature of any such contact and the parties thereto. You shall not, without the prior written consent of the Partnership, disclose to any party that is not an Affiliate the list of Unitholders' names, addresses and number of Units held that was provided to you by the Partnership.

         You understand that the general partner of the Partnership may consider from time to time selling all or substantially all of the assets of the Partnership or entering into any other transaction in the best interests of the Unitholders and the Partnership. The result of any such transaction, if approved by a majority vote of the Unitholders if required, might be the dissolution and liquidation of the Partnership in accordance with the partnership agreement. Accordingly, in order to avoid disrupting any possible sale of all or substantially all of the Partnership's assets or any other transaction in the best interests of the Unitholders and the Partnership and any required vote of Unitholders, you agree that, until the second anniversary of the date of this letter agreement, all Units obtained by you pursuant to any means will be voted by you (i) on all issues proposed by the Partnership in the same proportion as by all other Unitholders who vote on any such proposal and
(ii) on all issues proposed by any person other than the Partnership or any of its Affiliates in the manner that is recommended by the general partner of the Partnership on any such proposal, provided, however, you shall be entitled to vote in any manner if the proposal relates to an increase in the fees or other compensation currently payable to the general partner pursuant to the Partnership's partnership agreement.
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Ira J. Gaines
November 27, 1996
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         We each hereby acknowledge that we are aware, and that we will advise our respective Affiliates of our respective responsibilities under the securities laws. We each agree that the other of us or our respective Affiliates, as the case may be, shall be entitled to equitable relief, including injunctive relief and specific performance, in the event of any breach of the provisions of this letter agreement, in addition to all other remedies available at law or in equity. You also agree that, during such two-year period, you shall not sell, transfer, assign or convey any Units now owned, or hereafter acquired, by you to any party, unless such party agrees in writing to be bound by the terms of this agreement.

         Notwithstanding anything contained herein to the contrary, you shall be entitled to terminate this letter agreement by written notice to the Partnership if, after one year from the date hereof, the Partnership's properties are not at least 70% pre-leased.

         In case any provision in or obligation under this letter agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

         This letter agreement shall be governed by the laws of the State of New York without giving effect to principles of conflicts of law thereof. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.
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Ira J. Gaines
November 27, 1996
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         If you agree with the foregoing, please sign and return two copies of this letter agreement, which will constitute our agreement with respect to the subject matter of this letter agreement.


                                  Very truly yours,

                                  STAMFORD TOWERS LIMITED PART-
                                  NERSHIP

                                  By:  Stamford Towers, Inc.,
                                       its general partner

                                  By:  /s/ Regina M. Hertl
                                       ----------------------
                                  Name:    Regina M. Hertl
                                  Title:   President


Confirmed and agreed to as of
the date first above written

SUNSHINE WIRE & CABLE DEFINED BENEFIT PLAN



By: /s/ Ira Gaines
    --------------------------
Name:   Ira Gaines
Title:  Trustee



/s/ Michael L. Ashner
-----------------------------
    Michael L. Ashner